Frederick County Bancorp, Inc. Announces Special Dividend

FREDERICK, Md., April 11, 2011 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, today announced a one-time special cash dividend on its common stock of $0.10 per share. This special cash dividend is payable on May 13, 2011 to shareholders of record on April 25, 2011. As we move forward throughout the year, we will re-evaluate the Company's ability to pay any additional cash dividends on the basis of its earnings and capital position.

"We are extremely pleased to reward our shareholders with this special dividend," said President and CEO Martin S. Lapera. "Throughout the economic downturn, we remained focused on exceeding our clients' expectations -- this is at the core of our vision and strategy for successful performance and ultimately delivering value to our shareholders. The Company earned over $1.0 million in 2010 and Frederick County Bank is currently well capitalized and has a strong balance sheet. We are very grateful for the patience and loyalty of our shareholders and we look forward to our continuing role as The Community Bank for Frederick County."

Frederick County Bank is approaching its ten year anniversary and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland. A fifth office is being constructed on the East side of Frederick City near the airport and is expected to be completed in the fourth quarter of 2011. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com and the top Five Star Rating from Bauer Financial, Inc., both as of December 31, 2010.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, Frederick County Bancorp, Inc., +1-240-529-1507